Exhibit 99.1

Investor Relations Contact:	Media Contact:
Charles Messman or Todd Kehrli	Lorrie Hunsaker
MKR Group, LLC	St. Bernard Software
(818) 556-3700	(858) 524-2041
ir@mkr-group.com	hunsaker@stbernard.com

St. Bernard Software Elects New Member to its Board of Directors

San Diego, California, September 8, 2006 -- St. Bernard Software, Inc. (OTC Bulletin Board: SBSW.ob), a global provider of security solutions for small and medium-sized enterprises, today announced that it has elected Rich Arnold, former Chief Financial Officer and Executive Vice President-Strategy and Corporate Development of Charles Schwab & Company Inc., to its Board of Directors. Arnold was also appointed Audit Committee Chairman, and will serve on the Audit Committee as a financial expert. St. Bernard Software has a total of seven board members, a majority of whom are independent directors.

“We are extremely pleased to welcome Rich Arnold to St. Bernard’s board,” said Humphrey Polanen, Chairman of the Board. “Rich is a very well respected financial executive within the industry, and he brings not only a wealth of financial experience and capital markets understanding but also a truly global perspective that we are sure will enable him to make a strong contribution to our board as a Director and as Audit Committee Chairman.”

“I am thrilled to have the opportunity to join St. Bernard Software during this critical stage in the company’s evolution,” said Arnold. “To be able to contribute to the direction and success of this company at a time of such enormous growth in the demand for innovative yet reliable security solutions is both unique and exciting, and I look forward to offering my financial background as a resource for the board.”

Mr. Arnold has had a diverse career within the most senior levels of management in both Australia and USA, principally in the financial services and technology industries. Since June 2001, Mr. Arnold has served as a founding partner of Committed Capital Proprietary Limited, a private equity investment company based in Sydney, Australia. Immediately prior to jointly founding Committed Capital, Mr. Arnold was Executive Director of Consolidated Press Holdings, a private investment company based in Sydney. Mr. Arnold has served on numerous Boards, most recently including the San Jose, California-based mobility solutions company, Intellisync Corporation (NASDAQ: SYNC).  He acted as Chairman of both the Audit Committee and the Special Strategy Committee, which led the Board process that concluded with the sale of Intellisync to Nokia, a $430 Million transaction that closed in February 2006.

Previously, Mr. Arnold served as Managing Director of TD Waterhouse Australia, a securities dealer; as Chief Executive Officer of Integrated Decisions and Systems, Inc., an application software company; and as Managing Director of Eagleroo Proprietary Limited, a corporate advisor company.

In addition to Arnold, the members of St. Bernard’s board are Humphrey Polanan, Chairman of the Board; John Jones, Chief Executive Officer; Scott Broomfield, Director; Bart Van Hedel, Director; Mel Lavitt, Director; and Louis Ryan, Director.

About St. Bernard Software

St. Bernard Software (OTC Bulletin Board: SBSW.ob) is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup. Deployed across millions of computers worldwide, the company's award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, California and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through partners, distributors and OEM worldwide. For more information, visit the St. Bernard Software web site at www.stbernard.com.

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This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations St. Bernard Software’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: difficulties encountered in integrating merged businesses; whether certain market segments grow as anticipated; the competitive environment in the software industry and competitive responses to the completed merger, as well as other relevant risks detailed in the company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. St. Bernard Software does not assume any obligation to update the information contained in this press release.